MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT is dated for reference as of the 30th day of September, 2008

BETWEEN:

SOUTHWEST EXPLORATION INC., an
Arizona corporation having an address at 19935 E
Sonoqui Blvd., Queen Creek, Arizona, 85242

(the “Optionor”)

OF THE FIRST PART

AND:

PASSPORT METALS INC., a company duly
incorporated pursuant to the laws of the Province of
Quebec and having an address at 608 – 1199 West
Pender Street, Vancouver, British Columbia, V6E 2R1

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

(A)                    The Optionor is the recorded and beneficial owner of an undivided 100% interest in certain potash Leases situated in the State of Arizona, United States of America, as detailed in the specific description of the Arizona State Land Department Exploration Permit/Lease attached hereto as Schedule “A” (the “Property”);

(B)                    The Optionor has agreed to grant an exclusive option to the Optionee to acquire a 100% undivided interest in and to the Property, subject to a retained NSR as defined below, by paying certain consideration and by incurring certain exploration Expenditures as detailed herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of $10.00 now paid by Optionee to Optionor and for other good and valuable consideration, the receipt and sufficiency whereof is by Optionor hereby acknowledged, the parties agree as follows:

PART 1

DEFINITIONS

1.1                    In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

(a)        “Area of Common Interest” means, subject to Part 17 the area included within five (5) miles of the boundaries of the Property, but excluding any third party mineral claims in good standing as of the date of this Agreement;

(b)        “Effective Date” means the date upon which the TSX Venture Exchange grants to the Optionee its acceptance respecting this Agreement subject to §4.4;

(c)        “Expenditures” means all direct or indirect costs and expenses incurred by the Optionee in respect of prospecting and exploring the Property (plus an allowance of 10% of such costs and expenses for a general overhead allowance) after the date of this Agreement pursuant to Part 4 hereof. The certificate of the Controller or other financial officer of the Optionee, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures;

(d)        “Force Majeure” has the meaning set forth in Part 13;

(e)        “Leases” means collectively those Exploration Permits/Leases situate in Arizona, all of which are listed and more particularly described in Schedule “A”;

(f)        “Net Smelter Returns” means the proceeds received by the Optionee from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Claims after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(i)        charges for treatment in the smelting, refining and other beneficiation process (including handling, processing, interest, and provisional settlement fees, weighing, sampling, assaying samples and representation costs, penalties, and other processor deductions);

(ii)       actual costs of transportation (including loading freight, insurance, security, transaction taxes, handling, port, damages, delay and forwarding expenses incurred by reason of or in the course of transportation) of products from the Leases to the place of treatment and then to the place of sale;

(iii)      costs or charges of any nature for or in connection with insurance, storage, or representation at a smelter or refinery of products or refused metals; and

(iv)       sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any other tax on or measured by minerals production, but not including income taxes of the Optionee or the holder of the NSR Royalty;

(g)        “NSR Royalty” means a net smelter returns royalty to be paid by the Optionee to the Optionor pursuant to Part 5 of this Agreement;

(h)        “Option” means the exclusive right herein granted by the Optionor to the Optionee to permit the Optionee to acquire the 100% right, title and interest of the Optionor to and in the Property all as provided in Part 4;

(i)        “Option Period” means the period during the term of this Agreement from the date hereof to and including the date of exercise of the Option;

(j)        “Property” means the mineral Leases described in Schedule ”A” hereto, and all other mining interests derived from any such Leases, any reference to any mineral Leases comprised in the Property to include any mineral leases or other interests into which the mineral Leases may have been converted,

(k)        “Property Rights” means all licenses, permits, easements, rights-of-way, surface or water rights and other rights, approvals obtained by either of the parties either before or after the date of this Agreement and necessary or desirable for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom; and

PART 2

REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONOR

2.1                    The Optionor represents and warrants to the Optionee that:

(a)        it has been duly incorporated and validly exists as a corporation in good standing under the laws of Arizona and is authorized to hold mineral Leases in the State of Arizona, and it is exclusively legally entitled to hold the Property and all mineral claims comprised therein, and all Property Rights held by it and will remain so entitled until all interests of the Optionor in the Property earned by the Optionee have been duly transferred to the Optionee as contemplated hereby or this Option has terminated,

(b)        it is, and will be at the time of transfer to the Optionee of mineral Leases comprising the Property, the recorded holder and beneficial owner of all of the mineral Leases comprising the Property free and clear of all liens, charges and claims of others and no taxes or rentals are due in respect of any thereof and the mineral Leases comprised in the Property have been duly and validly located and recorded pursuant to the Mineral Tenure Laws of Arizona and, are in good standing in the office of the Arizona State Land Department on the date hereof and until the dates set opposite the respective names thereof in Schedule “A”,

(c)        there is no adverse claim or challenge against or to the ownership of or title to any of the mineral Leases comprising the Property, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Optionor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral Leases comprising the Property,

(d)        no third party consent of any kind is required by the Optionor to enter into this Agreement and grant the Option contemplated hereby,

(e)        upon request by the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Leases,

(f)        the Optionor shall assume sole responsibility and liability for any obligations outstanding as of the date hereof with respect to reclamation of the property comprising the Leases,

(g)        the execution and delivery of this Agreement and the agreements contemplated hereby by the Optionor will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents, and

(h)        this Agreement constitutes a legal, valid and binding obligation of the Optionor.

2.2                    The representations and warranties contained in §2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §2.1 will survive the execution hereof and continue throughout the Option Period.

2.3                    This Agreement constitutes a legal, valid, and binding obligation to the Optionor.

PART 3

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

3.1                    The Optionee represents and warrants to the Optionor that

(a)        it has been duly incorporated and validly exists as a corporation in good standing under the laws of Quebec and on exercise of the option and transfer of title to the Leases will be authorized to hold mineral Leases in the State of Arizona;

(b)        neither the execution and delivery of this Agreement by the Optionee nor the performance by the Optionee of its obligations hereunder conflicts with the Optionee’s constating documents or any agreement to which it is bound;

3.2                    The representations and warranties contained in §3.1 are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §3.1 will survive the execution hereof and continue throughout the Option Period.

3.3                    This Agreement constitutes a legal, valid and binding obligation of the Optionee.

PART 4

GRANT AND EXERCISE OF OPTION

4.1                    The Optionor hereby grants to the Optionee the sole and exclusive right and option, subject to the terms of this Agreement, to earn a 100% undivided interest in the Property free and clear of all charges and encumbrances, save and except the NSR Royalty defined above, by:

(a)        paying to the Optionor:

(i)        US$100,000 upon execution of this Agreement; and

(ii)       1,000,000 options, exercisable for three years, at the 10-day trading average of the Optionee from the signing of this Agreement which options will be granted on receipt of regulatory approval;

(b)        (i)        on April 1st, 2009 pay the Optionor US$125,000 in cash and 250,000 shares of the Optionee;

(ii)       on October 1st, 2009 pay the Optionor US$225,000 in cash;

(iii) on April 1st, 2010 pay the Optionor US$250,000 in cash; and

(iv) on October 1st, 2010 pay the Optionor US$350,000 in cash;

(c)        funding Expenditures of a minimum of US$200,000 which is to complete a National Instrument 43-101 technical report (the “43-101 Report”) on the Property; and

(d)        on completion of the 43-101 Report the Optionee shall have thirty (30) days from the date of the final 43-101 Report to pay the Optionor 250,000 shares.

4.2                    The Optionor acknowledges that each share certificate issued pursuant to this Part 4 shall have imprinted thereon a legend restricting transfer in Canada for four months plus one day from the date of the issuance of the shares.

4.3                    All issuances of shares to be made by the Optionee pursuant to this Part 4 shall be registered in the name of Southwest Exploration Inc.

4.4                    If the Effective Date has not occurred within 90 days of the date of execution hereof, then either party may terminate this Option Agreement without liability, by notice to the other party.

4.5                    If Optionee acquires title to the Leases by exercising its Option granted herein, Optionee will pay to Optionor a 1% NSR Royalty as set out in Part 5.

PART 5

NSR ROYALTY

5.1                    The Optionee pay to the Optionor a royalty (the “NSR Royalty” ) equal to a 1% percent in aggregate of Net Smelter Returns (as defined in Subsection 1.1), subject to §5.4 of this Agreement. This NSR Royalty will be payable for so long as the Optionee and/or its successors and assigns hold any interest in the Leases.

5.2                    Payment of the NSR Royalty will be made quarterly 70 days after the end of each quarter of the Optionee. Within 70 days after the end of each quarter for which the NSR Royalty is payable, the records relating to the calculation of the NSR Royalty for such quarter will be paid by the Optionee and any adjustments in the payment of the NSR Royalty will be made forthwith after completion of the annual audit. All payments of the NSR Royalty for a year will be deemed final and in full satisfaction of all obligations of the Optionee in respect thereof if such payments or calculations thereof are not disputed by the Optionor within 30 days after receipt by the Optionor of the said payment. The Optionee will maintain accurate records relevant to the determination of the NSR Royalty and the Optionor, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

5.3                    The determination of the NSR Royalty hereunder is based on the premise that production will be developed solely on the Leases except that the Optionee will have the right to commingle ore mined from the Leases with ore mined and produced from other properties provided the Optionee will adopt and employ reasonable practices an procedures weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to ore mined and produced from the Leases. The Optionee will deliver the Optionor a description of Optionee’s commingling plan not less than 30 days before commencing of commingling. The Optionee will maintain accurate records of the results of such sampling, weighing and analysis with respect to any ore mined and produced from the Leases. The Optionor or its authorized agents will be permitted the right to examine at all reasonable time such records pertaining to commingling of ore or to the calculation of Net Smelter Returns.

5.4                    The Optionee shall have the right to purchase the 1% NSR Royalty for US$1,000,000, at any time.

PART 6

ASSIGNMENT OF OPTION

6.1                    Subject to Part 11, the Optionee may assign all or part of its obligations under this Option Agreement during the Option Period to a third party (the “Assignee”) with consent of the Optionor, such consent not to be unreasonably withheld, providing also that the Assignee agrees to execute an acknowledgement to be bound by the terms hereof insofar as the Optionor’s rights hereunder are concerned. Such Assignee shall issue shares in its capital to fulfill the share obligations in §4.1.

PART 7

EXERCISE OF OPTION

7.1                    The Optionee may in its sole discretion at any time accelerate the payment of the consideration and incur the Expenditures on the Property required by §4.1 to exercise the Option and thereby earlier acquire its interest in the Property.

7.2                    If and when the Option has been exercised, the 100% right, title and interest in and to the Property will vest in the Optionee free and clear of all charges, encumbrances and claims, except for the NSR Royalty.

7.3                     The cost of transfer of title to the Optionee shall be paid by the Optionee.

PART 8

RIGHT OF ENTRY

8.1                    Throughout the Option Period, the Directors and Officers of the Optionee and its servants, agents and independent contractors, abiding by the rules and regulations set forth by the Arizona State Land Department, will have the sole and exclusive right in respect of the Property to

(a)        enter thereon,

(b)        have exclusive and quiet possession thereof,

(c)        do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable,

(d)        bring upon and erect upon the Property buildings, plant, machinery and equipment as the Optionee may deem advisable, and

(e)        remove therefrom and dispose of reasonable quantities of ores, mineral and metals for the purpose of obtaining assays or making other tests.

PART 9

OBLIGATIONS OF OPTIONEE DURING OPTION PERIOD

9.1                    During the Option Period the Optionee will

(a)        maintain in good standing those mineral Leases comprised in the Property that are in good standing on the date hereof by the doing and filing of the maximum available assessment work credits on the Property or by making of payments in lieu of the minimum requirements, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral Leases free and clear of all liens and other charges arising from the Optionee’s activities thereon except those at the time contested in good faith by the Optionee,

(b)        permit the directors, officers, employees and designated consultants of the Optionor, at their own risk, access to the Property at all reasonable times subject always to Part 15, and providing the Optionor agrees to indemnify the Optionee against and to save the Optionee harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property,

(c)        deliver to the Optionor on or before six months after each anniversary hereof, a report (including up-to-date maps if there are any) describing the results of work done in the last completed expenditure year, together with reasonable details of Expenditures made,

(d)        do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority and file for all available assessment credits, and

(e)        indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee’s activities on the Property and, without limiting the generality of the foregoing will, during the currency of this Agreement, cause any of its independent contractors to carry not less than $1 million in third party liability insurance in respect of their operations conducted on the Property on behalf of the Optionee, such insurance to be for the benefit of the Optionee and the Optionor as their interests appear; provided that neither the Optionee nor its independent contractors will incur any obligation thereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition and substantially in the same condition as existed on the date hereof.

PART 10

TERMINATION OF OPTION

10.1                  If the Option is terminated otherwise than upon the exercise thereof pursuant to Part 4, the Optionee will

(a)        leave in good standing for a period of at least two years from the termination of the Option Period those mineral Leases comprised in the Property that are in good standing on the date hereof and any other mineral Leases comprised in the Property that the Optionee acquires after the date hereof, and

(b)        deliver at no cost to the Optionor within 90 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

10.2                  Notwithstanding termination of the Option, the Optionee will have the right, within a period of 90 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 90-day period will thereafter, only if the Optionor elects in writing, become the property of the Optionor.

PART 11

TRANSFERS

11.1                  The Optionee may at any time (and from time to time) either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest will have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing

(a)        a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such transferee as joint and several obligors making joint and several covenants, and

(b)        a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this §11.1.

11.2                  No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property will, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee will be deemed to be discharged from all obligations hereunder save and except for the fulfilment of contractual commitments accrued due before the date on which the Optionee will have no further interest in this Agreement.

PART 12

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT

12.1                  The Optionee may during the Option Period, elect to abandon any one or more of the mineral Leases comprised in the Property by giving 30 days notice to the Optionor of such intention.

12.2                  For a period of 30 days after the date of delivery of such notice the Optionor may elect to have any or all of the mineral Leases in respect of which such notice has been given transferred to it by delivery of a request therefor to the Optionee, whereupon the Optionee will deliver to the Optionor a quit claim or Bill of Sale or other appropriate Deed or assurance in registrable form transferring such mineral Leases to the Optionor if the Optionor is not then already the registered owner of such mineral Leases.

12.3                  Any Leases so transferred, if in good standing at the date hereof or if the Optionee causes the same to be placed in good standing after the date hereof, will be in good standing under the Mineral Tenure Act of Arizona for at least six months from the date of transfer. If the Optionor fails to make request for the transfer of any mineral Leases as aforesaid within such 30-day period, the Optionee may then abandon such mineral Leases without further notice to the Optionor. Upon any such transfer or abandonment the mineral Leases so transferred or abandoned will for all purposes of this Agreement cease to form part of the Property.

PART 13

FORCE MAJEURE

13.1                  If the Optionee is at any time either during the Option Period prevented or delayed in complying with the work requirement provisions of this Agreement in Part 4 by reason of strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Optionee (and for greater certainty excluding factors related to a lack of funding), the time limited for the performance by the Optionee of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge the Optionee from its obligation to timely pay the cash and share consideration under §4.1.

13.2                  The Optionee will within seven days give notice to the Optionor of each event of force majeure under §13.1 and upon cessation of such event will furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

PART 14

CONFIDENTIAL INFORMATION

14.1                  No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, will be published by the Optionor without the written consent of the Optionee, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

PART 15

ARBITRATION

15.1                  All questions or matters in dispute with respect to the interpretation of this agreement will, insofar as lawfully possible, be submitted to arbitration pursuant to the terms hereof.

15.2                  It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than 30 days’ prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

15.3                  On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in this Part 15.

15.4                  The party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within 30 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

15.5                  If the other party fails to appoint an arbitrator within 30 days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties fail to agree on the appointment of the chairman, the chairman will be appointed under the provision of the Commercial Arbitration Act (British Columbia).

15.6                  Except as specifically otherwise provided in this Part 16 the arbitration herein provided for will be conducted in accordance with such Act.

15.7                  The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under Part 15.

15.8                  After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.

15.9                  The expense of the arbitration will be paid as specified in the award.

15.10                The parties may agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them.

PART 16

DEFAULT AND TERMINATION

16.1                  If at any time during the Option Period the Optionee fails to perform any obligation hereunder or any representation or warranty given by it proves to be untrue, then the Optionor may terminate this Agreement providing

(a)        it first gives to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached, and

(b)        if it is reasonably possible to cure the default, the Optionee does not, within 30 days after delivery of such notice of default, cure such default by appropriate payment or performance if such default reasonably requires more than 30 days.

16.2                  If the Optionee fails to comply with the provisions of §16.1 the Optionor may thereafter terminate this Agreement, and the provisions of Part 10 will then be applicable.

16.3                  The Optionee may at any time terminate this Option by giving notice of termination to the Optionor and shall thereupon be relieved of any further obligations in connection herewith but shall remain liable for obligations which have accrued to the date of notice.

PART 17

AREA OF COMMON INTEREST

17.1                  There shall exist an area of common interest within the area included within five (5) miles of the boundaries of the Property (as detailed in the specific description of the mineral Leases attached hereto as Schedule “A”), but excluding any third party mineral claims in good standing as of the date of this Agreement. If either Party (or permitted assignee) beneficially acquires any interest in mineral claims within such area they shall, at the election of the other party (made by it within 10 days of written notice), be made part of the Property for all purposes and may be referred to as Additional Property. That is, if acquired by the Optionee, such additional claims shall be transferred to the Optionor on termination hereof without additional cost and if acquired by the Optionor shall be optioned to the Optionee as if part of the Property (and without additional consideration being demanded from the Optionee, save and except reimbursement of the stating costs).

PART 18

NOTICES

18.1                  Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by personal delivery, fax or prepaid registered mail to the addresses of the parties written on page 1.

18.2                  The date of receipt of such notice, demand or other communication will be the date of delivery or fax thereof if delivered or faxed during business hours, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

18.3                  Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

PART 19

GENERAL

19.1                  This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

19.2                  No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

19.3                  The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

19.4                  This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

19.5                  This Agreement will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. This agreement is to be construed as an option only and nothing herein shall obligate the Optionee to do anything or pay any amount except where expressly herein provided.

19.6                  All sums of money referred to herein are expressed in United States currency.

19.7                  The headings appearing in this Agreement are for general information and reference only and this Agreement will not be construed by reference to such headings.

19.8                  In interpreting this Agreement and the schedule hereto attached, where the context so requires, the singular will include the plural, and the masculine will include the feminine, the neuter, and vice versa.

19.9                  Nothing herein will constitute or be taken to constitute the Parties as partners or create any fiduciary relationship between them provided, however, that this qualification will not limit the express duty of each Party to act toward the other Party at all times in good faith with respect to all their obligations under this Agreement.

19.10                No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the Parties.

19.11                This Agreement may be executed in counterpart and by facsimile.

19.12                Time is of the essence hereof.

19.13                This Agreement remains subject to the approval of the TSX Venture Exchange.

IN WITNESS WHEREOF this Option Agreement has been executed on behalf of the Optionor and the Optionee by their duly authorized officers on the day and year first above written.

THE COMMON SEAL of SOUTHWEST	)
MINERAL EXPLORATION was hereto	)
affixed in the presence of:	)
)
	)	c/s
Per: /s/ Floyd R. Bleak	)
Authorized Signatory	)
)
Per: ________________________________________	)
Authorized Signatory	)
)
THE COMMON SEAL of PASSPORT	)
METALS INC. was hereto affixed in the	)
presence of:	)
	)	c/s
Per: /s/ Laara Shaffer	)
Authorized Signatory	)
)
Per: /s/ signed	)
Authorized Signatory	)
)

SCHEDULE A
Mineral Leases Comprising the Property

08-113251 – T.16N-R.23E- Sec.6; Lots 1-7; SENW; S2NE; E2SW; SE; 727.03 acres
08-113252 – T.16N-R.23E- Sec.14; US Hwy. 180 (Patent 5813); N2; NENENESE LY NE of US Hwy.
                        180 (Patent 5813); S2N2; SE LY SW of US Hwy. 180 (Patent 5813); 480.0 acres
08-113254 – T.16N-R.23E- Sec.16; ALL; 640.0 acres
08-113255 – T.16N-R.23E- Sec.18; Lots 1-4; E2; E2W2; 725.34 acres
08-113256 – T.16N-R.23E- Sec.20; ALL; 640.0 acres
08-113257 – T.16N-R.23E- Sec.22; ALL; 640.0 acres
08-113258 – T.16N-R.23E- Sec.24; ALL; 640.0 acres
08-113259 – T.16N-R.23E- Sec.26; ALL; 640.0 acres
08-113260 – T.16N-R.23E- Sec.28; ALL; 640.0 acres
08-113261 – T.16N-R.23E- Sec.30; Lots 1-4; E2; E2W2; 720.94 acres
08-113262 – T.16N-R.23E- Sec.32; ALL; 640.0 acres
08-113263 – T.16N-R.23E- Sec.34; ALL; 640.0 acres
08-113264 – T.16N-R.23E- Sec.36; ALL; 640.0 acres